Exhibit 4.1

Execution Copy

MIRANT AMERICAS GENERATION, LLC

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,

SUCCESSOR INDENTURE TRUSTEE

SEVENTH SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 3, 2006

TO INDENTURE

DATED AS OF MAY 1, 2001

i

THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of January 3, 2006 (the “Seventh Supplemental Indenture”), between MIRANT AMERICAS GENERATION, LLC, a Delaware limited liability company, formerly known as Mirant Americas Generation, Inc., having its principal office at 1155 Perimeter Center West, Atlanta, Georgia 30338 (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, having its principal corporate trust office at MAC # N9303-120 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, as successor indenture trustee (the “Successor Indenture Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore entered into an Indenture, dated as of May 1, 2001 (the “Original Indenture”), with Bankers Trust Company, as indenture trustee (the “Original Indenture Trustee”);

WHEREAS, the Company and the Original Indenture Trustee have heretofore entered into a Second Supplemental Indenture dated as of May 1, 2001 (the “Second Supplemental Indenture”) pursuant to which the Company issued $850,000,000 aggregate principal amount of 8.3% Senior Notes due 2011 (the “2011 Notes”);

WHEREAS, the Company and the Original Indenture Trustee have heretofore entered into a Third Supplemental Indenture dated as of May 1, 2001 (the “Third Supplemental Indenture”) pursuant to which the Company issued $400,000,000 aggregate principal amount of 9.125% Senior Notes due 2031 (the “2031 Notes”);

WHEREAS, the Company and the Original Indenture Trustee have heretofore entered into a Fifth Supplemental Indenture dated as of October 9, 2001 (the “Fifth Supplemental Indenture,” and together with the Second Supplemental Indenture and the Third Supplemental Indenture, the “Long-term Note Supplemental Indentures”) pursuant to which the Company issued $450,000,000 aggregate principal amount of 8.5% Senior Notes due 2021 (the “2021 Notes,” and together with the 2011 Notes and the 2031 Notes, the “Long-term Notes”);

WHEREAS, the Company and the Original Indenture Trustee have heretofore entered into a Sixth Supplemental Indenture dated as of November 1, 2001 to reflect the conversion of the Company from a Delaware corporation to a Delaware limited liability company;

WHEREAS, the Successor Indenture Trustee is the successor to the Original Indenture Trustee, as indenture trustee under the Original Indenture and the Long-term Note Supplemental Indentures;

WHEREAS, the Company desires to add new covenants to the Long-term Note Supplemental Indentures for the benefit of the holders of the Long-term Notes as contemplated by the Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated September 30, 2005, In re Mirant Corporation, et al., No. 03-46590 (as amended, modified or waived from time to time, the “Plan”) and as provided for by the Order

Confirming the Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors, dated December 9, 2005 and Section 901(2) of the Original Indenture;

WHEREAS, the Company warrants that all conditions necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and to make it a valid and binding obligation of the Company have occurred or been performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO LONG-TERM NOTE SUPPLEMENTAL INDENTURES

Section 1.01           New Definitions in Long-term Note Supplemental Indentures.  The following definitions shall be incorporated into, and be made a part of, Section 102 of each Long-term Note Supplemental Indenture:

“2011 Notes” has the meaning assigned to such term in the Second Supplemental Indenture.

“Exit Facility” means (i) the credit facility evidenced by the credit facility agreement dated on or about the date of the Seventh Supplemental Indenture among Mirant North America, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as co-syndication agents, as the same may be amended, supplemented or revised from time to time, and (ii) any credit facility indenture, notes or other financing arrangement entered into in connection with a refinancing or replacement thereof.

“MIRMA” means Mirant Mid-Atlantic, LLC, a Delaware limited liability company, formerly known as Southern Energy Mid-Atlantic, LLC.

“MIRMA Facility Lease Documents” means collectively:  (i) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL1 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP1 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (ii) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL2 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP2 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (iii) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL3 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP3 LLC and

State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (iv) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL4 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP4 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee;  (v) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL5 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP5 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (vi) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL6 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP6 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (vii) the Participation Agreement, dated as of December 18, 2000, between Morgantown OL7 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP7 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (viii) the Participation Agreement, dated as of December 18, 2000, between Dickerson OL1 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP3 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (ix) the Participation Agreement, dated as of December 18, 2000, between Dickerson OL2 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP6 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; (x) the Participation Agreement, dated as of December 18, 2000, between Dickerson OL3 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP7 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee; and (xi) the Participation Agreement, dated as of December 18, 2000, between Dickerson OL4 LLC, as owner lessor, MIRMA, as facility lessee, Wilmington Trust Company, as owner manager, SEMA OP8 LLC and State Street Bank and Trust Company of Connecticut, National Association, as lease indenture trustee and pass through trustee, in each case as the same may be amended, supplemented revised or replaced from time to time.

“Net Debt/EBITDA Ratio” means, as of the date being measured, the ratio of (i) Net Indebtedness as of the last day of the most recently completed four fiscal quarters for which financial statements have been delivered by the Company in accordance with either (a) the Exchange Act or (b) Section 1005 of the Original Indenture, to (ii) the Section 111(d) EBITDA of the Company and its consolidated Subsidiaries for the most recently completed four fiscal quarters for which financial statements have been delivered by the Company in accordance with either (a) the Exchange Act or (b) Section 1005 of the Original Indenture.

“Net Indebtedness” means, at any time, the aggregate principal amount of Indebtedness of the Company and its consolidated Subsidiaries outstanding at such time less (i) cash, cash equivalents and similar investments held by such Person, and (ii) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing items described in clauses (i) and (ii) appears on the consolidated balance sheet of the Company and its consolidated Subsidiaries, as either cash or accounts receivable.

“Section 111(d) EBITDA” means, for any period, with reference to the Company’s consolidated financial statements:  (i) income from continuing operations before income taxes and minority interest; plus (ii) depreciation and amortization; plus (iii) interest expense on Indebtedness; provided, however that the amounts referred to in (i), (ii) and (iii) above for a consolidated Subsidiary of the Company will not be included to the extent that such Subsidiary is prohibited from making distributions or dividends as of the date of determination (unless such prohibition arises solely from the requirement under the MIRMA Facility Lease Documents that MIRMA and its Subsidiaries deliver financial statements for the most recently completed fiscal year or fiscal quarter, as the case may be, and the date of determination is less than 90 or 60 days, as the case may be, from the end of such fiscal year or fiscal quarter).  “Section 111(d) EBITDA” shall not include the effect of:  (A) gains or losses on sales or dispositions of assets; (B) non-recurring items (including, for the avoidance of doubt, restructuring expenses); or (C) non-cash expenses and non-cash gains or losses, including as a result of agreements being marked to market and the effects of “fresh start” accounting under SOP 90-7, but shall include cash payments and receipts from and in respect of such agreements.

“Section 111(d) Permitted Indebtedness” means (i) Indebtedness existing on the date of the Seventh Supplemental Indenture, (ii) Indebtedness incurred for working capital purposes, (iii) Indebtedness in respect of letters of credit, surety bonds or performance bonds or guarantees issued in the ordinary course of business, (iv) Subordinated Indebtedness, (v) with respect to MIRMA and its Subsidiaries, any and all Indebtedness other than Indebtedness prohibited by, or incurred in violation of, the MIRMA Facility Lease Documents, (vi) Indebtedness arising under or permitted by the Exit Facility (excluding (A) “Subordinated Debt” as defined in connection with the Exit Facility and (B) intercompany loans not made in the ordinary course of business), (vii) Indebtedness of the Company that is pari passu with the obligations under the Original Indenture and Long-term Note Supplemental Indentures, in an amount not to exceed $200,000,000 in the aggregate, and (viii) Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness permitted to be incurred pursuant to clauses (i) to (vii) above PROVIDED that the principal amount of the refinancing Indebtedness shall not exceed the principal amount of the Indebtedness refinanced plus a reasonable premium in connection with such refinancing and FURTHER PROVIDED that in addition to any unused portion of the $250,000,000 Permitted Pari Passu Debt (as defined in connection with, and as permitted under the terms of, the Exit Facility) with respect to any refinancing of the 2011 Notes, Subsidiaries of the Company may incur only up to $250,000,000 of Indebtedness pursuant to this clause (viii).

Section 1.02           Addition of Debt Covenant.  The following provision shall be added to Section 111 (Debt Incurrence Test) in each Long-term Note Supplemental Indenture.

(d) The Company shall not incur, and shall not cause or permit any of its Subsidiaries to incur, Indebtedness for borrowed money other than Section 111(d) Permitted Indebtedness unless the Net Debt/EBITDA Ratio is less than or equal to 6.75:1, based on the most recent financial statements delivered by the Company in accordance with either (i) the Exchange Act or (ii) Section 1005 of the Original Indenture.

Section 1.03           New Upstream Payments Provision.  The following provision shall be inserted into each Long-term Note Supplemental Indenture.

Section 112            Upstream Payments.  If there is any Indebtedness owing by the Company or any of its Subsidiaries to any direct or indirect parent of the Company, such amounts shall be repaid prior to the Company making any dividend or other distribution.

Section 1.04           Effective Time.  Each of the provisions for the Long-term Supplemental Indentures set forth above shall take effect from the date of this Seventh Supplemental Indenture.

Section 1.05           Enforcement of New Provisions.  The provisions for the Long-term Note Supplemental Indentures set forth above shall apply equally with all of the other rights and privileges under the Long-term Note Supplemental Indentures and the Original Indenture with respect to the Long-term Notes, and the Successor Indenture Trustee shall have the full power to enforce the same with the same force and effect as all other provisions in the Original Indenture and Long-term Note Supplemental Indentures; provided, however, that the Successor Indenture Trustee shall have no obligation to monitor compliance with any of the covenants set forth above.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01           Recitals By Company.  The recitals in this Seventh Supplemental Indenture are made by the Company only and not by the Successor Indenture Trustee, and all of the provisions contained in the Original Indenture and the Long-term Note Supplemental Indentures in respect of the rights, privileges, immunities, powers and duties of the Successor Indenture Trustee shall be applicable in respect of this Seventh Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 2.02           Ratification And Incorporation.  Other than as amended and supplemented hereby, each Long-term Note Supplemental Indenture, and the Original Indenture,

is in all respects ratified and confirmed, and the Original Indenture, as supplemented by each of the Long-term Note Supplemental Indentures and this Seventh Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.03           Executed In Counterparts.  This Seventh Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 2.04           GOVERNING LAW.  THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

MIRANT AMERICAS GENERATION, LLC

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Successor Indenture
Trustee

By:
Name:
Title: